Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.exbd.com
THE CORPORATE EXECUTIVE BOARD REPORTS FIRST QUARTER RESULTS,
RAISES 2010 GUIDANCE
ARLINGTON, Va. — (May 3, 2010) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces financial results for the first quarter ended March 31, 2010. Revenues for the first quarter of 2010 decreased 15% to $100.2 million from $117.4 million for the first quarter of 2009. Net income for the first quarter of 2010 was $11.6 million, or $0.34 per diluted share, compared to $13.1 million, or $0.38 per diluted share, for the same period of 2009. Adjusted net income was $11.6 million and Non-GAAP diluted earnings per share was $0.34 for the first quarter of 2010. Adjusted net income was $13.6 million and Non-GAAP diluted earnings per share was $0.40 for the first quarter of 2009, which excludes the after-tax effects of restructuring costs.
Contract Value at March 31, 2010 decreased 11% as compared to March 31, 2009 due to reduced memberships from some large corporate members, decreased new sales due to macro-economic conditions across the previous 12 months, and expected Contract Value losses from programs that the Company consolidated during 2009. The average cross-sell ratio was 2.79, reflecting cross-sell ratios of 3.17 in the Company’s large corporate market and 1.84 for middle market customers.
“We are off to a solid start in 2010,” said Thomas Monahan, Chairman and Chief Executive Officer. “Continued progress with our service-led account strategies is leading to great member impact and renewal rates that have exceeded our expectations. I am proud of our team’s continued commitment to great business outcomes for our member companies and of their work in positioning our own company for continued success.
“Even with this very solid performance, as expected both contract value and revenues declined sequentially in the first quarter due to factors we had previously discussed. With improved visibility on this year’s projected revenue performance, we are raising our 2010 revenues and earnings guidance.
“We are also pleased to announce the acquisition of Iconoculture,” he said. “This acquisition reflects our continued focus on adding mission-critical data, insights, and tools for members in our five target functions. Iconoculture’s unique, highly renewable model for supplying data and insights about consumer behavior — and their great team — will complement and enrich our already strong Sales and Marketing practice area.”
OUTLOOK FOR 2010
The Company updates its 2010 annual guidance as follows: Revenues of $405 to $415 million; Non-GAAP diluted earnings per share of $1.05 to $1.20; Depreciation and amortization expense of $19.0 to $21.0 million; capital expenditures of approximately $8.0 million; and an Adjusted EBITDA margin of between 19.5% and 21.0%.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying tables include a discussion of EBITDA, Adjusted EBITDA, Adjusted net income, and Non-GAAP diluted earnings per share, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings before interest income, net, depreciation and amortization, and provision for income taxes. The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before interest income, net, depreciation and amortization, provision for income taxes, impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition. The term “Adjusted net income” refers to net income excluding the after tax effects of impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition. “Non-GAAP diluted earnings per share” refers to net income excluding the after tax per share effects of impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition.
These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP results is provided below.

	Three Months Ended
	March 31,
	2010	2009
Net income	$11,633	$13,072
Interest income, net	(436)	(598)
Depreciation and amortization	5,135	5,973
Provision for income taxes	8,185	8,718

EBITDA	$24,517	$27,165
Restructuring costs	—	944

Adjusted EBITDA	$24,517	$28,109

	Three Months Ended
	March 31,
	2010	2009
Net income	$11,633	$13,072
Adjustments, net of tax:
Restructuring costs	—	566

Adjusted net income	$11,633	$13,638

	Three Months Ended
	March 31,
	2010	2009
GAAP diluted earnings per share	$0.34	$0.38
Adjustments, net of tax:
Restructuring costs	—	0.02

Non-GAAP diluted earnings per share	$0.34	$0.40

With respect to the Company’s 2010 annual guidance, reconciliations of Non-GAAP diluted earnings per share to GAAP diluted earnings per share, Adjusted net income to net income, and Adjusted EBITDA to net income as projected for 2010 are not provided because CEB cannot, without unreasonable effort, determine the components of GAAP diluted earnings per share and net income to provide reconciliations to Non-GAAP diluted earnings per share and Adjusted EBITDA for its 2010 fiscal year with certainty at this time.

We believe that EBITDA, Adjusted EBITDA, Adjusted net income, and Non-GAAP diluted earnings per share are relevant and useful supplemental information for our investors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, when publicly providing the Company’s business outlook and as a measurement for potential acquisitions. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management compensates for these limitations by also relying on the comparable GAAP financial measure of income from operations, which includes depreciation and amortization.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions are intended to identify forward-looking statements. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to member needs and demands, our potential inability to attract and retain a significant number of highly skilled employees, risks associated with the results of restructuring plans, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions used to prepare our financial statements, our potential inability to make, integrate and maintain acquisitions and investments, and the amount and timing of the benefits expected from acquisitions and investments, our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the U.S. Securities and Exchange Commission, including, but not limited to, our 2009 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of May 3, 2010, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
ABOUT THE CORPORATE EXECUTIVE BOARD COMPANY
The Corporate Executive Board drives faster, more effective decision making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, The Corporate Executive Board provides customers with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by an executive network that spans more than 50 countries and represents approximately 85% of the world’s Fortune 500 companies, The Corporate Executive Board offers unique research insights along with an integrated suite of exclusive tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. For more information, visit www.exbd.com.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Percentage	March 31,
	Changes	2010	2009
Financial Highlights:
(GAAP, as reported):
Revenues	(14.7)%	$100,175	$117,440
Net income	(11.0)%	$11,633	$13,072
Basic earnings per share	(10.5)%	$0.34	$0.38
Diluted earnings per share	(10.5)%	$0.34	$0.38
Weighted average shares outstanding:
Basic		34,155	34,050
Diluted		34,429	34,088

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Percentage	March 31,
	Changes	2010	2009
Operating Statistic
Contract Value (1) (at period end)	(11.4)%	$382,147	$431,131

Financial Highlights
Revenues	(14.7)%	$100,175	$117,440

Costs and expenses:
Cost of services		33,512	38,277
Member relations and marketing		25,780	34,810
General and administrative		15,472	15,736
Depreciation and amortization		5,135	5,973
Restructuring costs		—	944

Total costs and expenses		79,899	95,740

Income from operations	(6.6)%	20,276	21,700

Other (expense) income, net (2)		(458)	90

Income before provision for income taxes		19,818	21,790
Provision for income taxes		8,185	8,718

Net income	(11.0)%	$11,633	$13,072

Basic earnings per share	(10.5)%	$0.34	$0.38
Diluted earnings per share	(10.5)%	$0.34	$0.38

Weighted average shares outstanding
Basic		34,155	34,050
Diluted		34,429	34,088

Percentages of Revenues
Cost of services		33.5%	32.6%
Member relations and marketing		25.7%	29.6%
General and administrative		15.4%	13.4%
Depreciation and amortization		5.1%	5.1%
Income from operations		20.2%	18.5%
EBITDA(3)		24.5%	23.1%
Adjusted EBITDA(3)		24.5%	23.9%

(1)
We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)
Other income for the three months ended March 31, 2010 includes $0.4 million of interest income and a $0.5 million increase in the fair value of deferred compensation plan assets offset by a $0.8 million foreign currency loss and $0.6 million of other expense. Other income for the three months ended March 31, 2009 includes $0.6 million of interest income and $0.4 million of other income offset by a $0.3 million foreign currency loss, and a $0.6 million decrease in the fair value of deferred compensation plan assets.

(3)	See “NON-GAAP FINANCIAL MEASURES” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$111,938	$31,760
Marketable securities	5,995	18,666
Membership fees receivable, net	80,771	125,716
Deferred income taxes, net	7,793	7,989
Deferred incentive compensation	12,396	9,721
Prepaid expenses and other current assets	8,149	9,584

Total current assets	227,042	203,436

Deferred income taxes, net	39,870	39,744
Marketable securities	25,527	25,784
Property and equipment, net	86,029	89,462
Goodwill	27,248	27,129
Intangible assets, net	10,906	12,246
Other non-current assets	25,547	25,394

Total assets	$442,169	$423,195

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$35,133	$48,764
Accrued incentive compensation	32,271	27,975
Deferred revenues	240,267	222,053

Total current liabilities	307,671	298,792

Deferred tax liabilities	893	867
Other liabilities	73,777	73,259

Total liabilities	382,341	372,918

Total stockholders’ equity	59,828	50,277

Total liabilities and stockholders’ equity	$442,169	$423,195

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,633	$13,072
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,135	5,973
Deferred income taxes	213	(965)
Share-based compensation	1,438	3,868
Amortization of marketable securities premiums, net	134	164
Changes in operating assets and liabilities:
Membership fees receivable, net	44,945	50,368
Deferred incentive compensation	(2,675)	839
Prepaid expenses and other current assets	1,435	(455)
Other non-current assets	(153)	339
Accounts payable and accrued liabilities	(13,351)	(21,930)
Accrued incentive compensation	4,296	2,532
Deferred revenues	18,214	(7,171)
Other liabilities	519	(3,004)

Net cash flows provided by operating activities	71,783	43,630

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(283)	(1,545)
Acquisition of businesses, net of cash acquired	—	(119)
Maturities of marketable securities	12,500	12,805

Net cash flows provided by investing activities	12,217	11,141

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock under the employee stock purchase plan	114	266
Purchase of treasury shares	(183)	(41)
Payment of dividends	(3,753)	(14,969)

Net cash flows used in financing activities	(3,822)	(14,744)

NET INCREASE IN CASH AND CASH EQUIVALENTS	80,178	40,027
Cash and cash equivalents, beginning of period	31,760	16,214

Cash and cash equivalents, end of period	$111,938	$56,241